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Exhibit 5.1

[Letterhead of Goodwin Procter LLP]

November 16, 2018

Plug Power Inc.
968 Albany-Shaker Road
Latham, New York, 12110

Re:    Securities Being Registered under Registration Statement on Form S-3

Ladies and Gentlemen:

        We have acted as counsel to you in connection with your filing of a Registration Statement on Form S-3 (as amended or supplemented, the "Registration Statement") pursuant to the Securities Act of 1933, as amended (the "Securities Act"), relating to the registration of up to 21,212,123 shares (the "Conversion Shares") of common stock, par value $0.01 per share (the "Common Stock"), of Plug Power Inc., a Delaware corporation (the "Company"), to be sold by the selling stockholders listed in the Registration Statement under "Selling Stockholders", issuable upon conversion of 35,000 shares (the "Preferred Shares") of the Company's Series E Convertible Preferred Stock, par value $0.01 per share.

        We have reviewed such documents and made such examination of law as we have deemed appropriate to give the opinions set forth below. We have relied, without independent verification, on certificates of public officials and, as to matters of fact material to the opinions set forth below, on certificates of officers of the Company. For purposes of the opinion set forth below, we have assumed that before the Conversion Shares are issued the Company does not issue shares of Common Stock or reduce the total number of shares of Common Stock that the Company is authorized to issue under its amended and restated certificate of incorporation (as amended) (the "Certificate of Incorporation") such that the number of unissued shares of Common Stock authorized under the Company's Certificate of Incorporation is less than the number of Shares.

        The opinion set forth below is limited to the Delaware General Corporation Law.

        Based on the foregoing, we are of the opinion that the Conversion Shares have been duly authorized and, assuming a sufficient number of authorized but unissued shares of Common Stock is available for issuance when the Preferred Shares are converted, the Conversion Shares, when issued and delivered upon conversion of the Preferred Shares in accordance with the Company's Certificate of Incorporation, will be validly issued, fully paid and nonassessable.

        We hereby consent to the inclusion of this opinion as Exhibit 5.1 to the Registration Statement and to the references to our firm under the caption "Legal Matters" in the Registration Statement. In giving our consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.

Very truly yours,
/s/Goodwin Procter LLP GOODWIN PROCTER LLP

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  Exhibit 5.1
[Letterhead of Goodwin Procter LLP]